Exhibit 4.6

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Millendo Therapeutics, Inc. (the “Company,” or “we,” “us,” and “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.

The following descriptions of our capital stock, provisions of our restated certificate of incorporation, as amended, and amended and restated by-laws, and certain provisions of Delaware law are summaries and do not purport to be complete. You should also refer to the restated certificate and the amended and restated by-laws, which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.6 is a part. We refer in this section to our restated certificate of incorporation and amended and restated by-laws as our restated certificate and by-laws, respectively.

General

Our restated certificate authorizes us to issue up to 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share, all of which shares of preferred stock are undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Registration Rights

We and certain holders of shares of our common stock have entered into an investors' rights agreement, as amended, or the IRA. The registration rights provisions of this agreement provide those holders with demand, piggyback and Form S-3 registration rights with respect to the shares of common stock currently held by them that qualify as "registrable securities" as defined in the IRA.

Demand Registration Rights

Subject to certain conditions set forth in the IRA, if we receive a written request from the holders of at least 20% of the registrable securities (as defined in the IRA), we will be required to file a registration statement covering the registration of at least 40% of the registrable securities then outstanding. We are not obligated to file a registration statement pursuant to this provision on more than one occasion.

Piggyback Registration Rights

Subject to certain exceptions set forth in the IRA, if we propose to file a registration statement, the holders of the registrable securities will be entitled to notice of the registration and have the right to require us to register all or a portion of the registrable securities then held by them, subject to our right and the right of our underwriters to reduce the number of shares proposed to be registered in view of marketing factors.

Registration on Form S-3

Pursuant to the IRA, at any time when we are eligible to file a registration statement on Form S-3, subject to specified limitations set forth in the IRA, the holders of the registrable securities may request that we register on Form S-3 all or a portion of the registrable securities so long as the total amount of the securities being registered have an aggregate price to the public of at least $1,000,000. We are not obligated to file a Form S-3 pursuant to this provision if we have effected two registrations upon such holders' request within the 12 month period immediately preceding the date of such request.

Expenses of Registration

We will pay all expenses, other than underwriting discounts, selling commissions and stock transfer taxes, incurred in connection with all demand registrations, piggyback registrations and Form S-3 registrations, including the reasonable fees and disbursements, not to exceed $35,000, of one counsel for the selling holders.

Termination of Registration Rights

The demand, piggyback and Form S-3 rights granted under the IRA shall terminate upon the earlier of: (i) the date three years following the consummation of the Merger; or (ii) such time as a holder of registrable securities holds less than one percent of our outstanding common stock, we have completed our initial offering (as defined in the IRA) and all registrable securities may be sold pursuant to Rule 144 of the Securities Act during any 90 day period.

Comerica Registration Rights

In connection with a loan and security agreement and amendment thereto we entered into with Comerica Bank, we issued the lender two warrants to purchase shares of our preferred stock, which in connection with the Merger became warrants to purchase shares of our common stock. The registration rights provision of each of these warrants provide Comerica Bank with the same registration rights set forth in the IRA with respect to the shares underlying the warrants

Preferred Stock

Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of up to 5,000,000 shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of our board of directors, without stockholder approval, we may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock.

Our board of directors will fix the designations, voting powers, preferences and rights of each series, as well as the qualifications, limitations or restrictions thereof, of the preferred stock of each series that we offer under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the Securities and Exchange Commission, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include:

•the title and stated value;
•the number of shares we are offering;
•the liquidation preference per share;
•the purchase price per share;
•the dividend rate per share, dividend period and payment dates and method of calculation for dividends;
•whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
•our right, if any, to defer payment of dividends and the maximum length of any such deferral period;
•the procedures for any auction and remarketing, if any;
•the provisions for a sinking fund, if any;
•the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;
•any listing of the preferred stock on any securities exchange or market;
•whether the preferred stock will be convertible into our common stock or other securities of ours, including depositary shares and warrants, and, if applicable, the conversion period, the conversion price, or how it will be calculated, and under what circumstances it may be adjusted;

•whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;
•voting rights, if any, of the preferred stock;
•preemption rights, if any;
•restrictions on transfer, sale or other assignment, if any;
•whether interests in the preferred stock will be represented by depositary shares;
•a discussion of any material or special U.S. federal income tax considerations applicable to the preferred stock;
•the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;
•any limitations on issuances of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and
•any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred stock.

The General Corporation Law of the State of Delaware, or DGCL, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our certificate of incorporation if the amendment would change the par value or, unless the certificate of incorporation provided otherwise, the number of authorized shares of the class or change the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Staggered Board

Our restated certificate and by-laws divide our board of directors into three classes with staggered three year terms. In addition, our restated certificate and by-laws provide that directors may be removed only for cause and only by the affirmative vote of the holders of 75% of our shares of capital stock present in person or by proxy and entitled to vote. Under our restated

certificate and by-laws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Furthermore, our restated certificate provides that the authorized number of directors may be changed only by the resolution of our board of directors, subject to the rights of any holders of preferred stock to elect directors. The classification of our board of directors and the limitations on the ability of our stockholders to remove directors, change the authorized number of directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

Authorized but Unissued Shares

The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of any exchange on which our shares are listed. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations; Stockholder Action

Our restated certificate and by-laws provide that only our board of directors, the chairman of the board or our chief executive officer may call special meetings of stockholders, and the business transacted at a special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Our by-laws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Our by-laws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting. Our restated certificate and by-laws provide that our stockholders may not take any action by written consent in lieu of a meeting.

Super Majority Voting
The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, require a greater percentage. Our by-laws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least 75% of the votes that all of our stockholders would be entitled to cast in any election of directors. In addition, the affirmative vote of the holders of at least 75% of the votes that all of our stockholders would be entitled to cast in any election of directors is required to amend or repeal or to adopt any provisions inconsistent with certain of the provisions of our restated certificate.

Exclusive Forum

Our by-laws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Company; (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders; (C) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the DGCL, our restated certificate or our by-laws; or (D) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine.

Indemnification

Our restated certificate provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of us, by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A., with offices at 250 Royall Street, Canton, Massachusetts 02021. The transfer agent for any series of preferred stock that we may offer under this prospectus will be named and described in the prospectus supplement for that series.
Listing on Nasdaq

Our common stock is listed on the Nasdaq Capital Market under the symbol “MLND”.